Exhibit 2.1

DESCRIPTION OF SHARE CAPITAL

The following is a summary of the material terms of our Common Shares provided under the relevant provisions of our articles of incorporation, our share handling regulations, the Companies Act of Japan, and certain related laws and regulations, each as currently in effect. Because it is a summary, this discussion should be read together with our articles of incorporation, our share handling regulations and applicable provisions of law.

We are a joint-stock corporation incorporated under the Companies Act. The rights of our shareholders are represented by our Common Shares as described below, and our shareholders’ liability is limited to the amount of their respective holdings in such shares.

Description of Our Share Capital

Our authorized capital stock consisted of 81,498,000 Common Shares.

Voting Rights and Shareholder Meetings

Our articles of incorporation provide that each annual meeting of our shareholders must be held in June of each year. In addition, shareholders meetings may be held as necessary, provided that we satisfy all of the procedural requirements under both our articles of incorporation and the Companies Act.

Our articles of incorporation allocate one vote per Common Shares at shareholders’ meetings. Our articles of incorporation provide for a simple majority approval on most matters submitted for shareholder vote, unless otherwise required by laws or regulations. As required by law, and as referenced in our articles of incorporation, the approval of at least a two-thirds majority of the shares present at a meeting where a quorum of one-third of the issued and outstanding shares with voting rights is present is required for any votes on matters specified in Article 309, Paragraph (2) of the Companies Act, which cover, in relevant part, treasury stock purchases, purchases of an entire class of shares, and stock consolidations. Any amendment to our articles of incorporation must be approved by our shareholders at a shareholders’ meeting.

Pre-Emptive Rights

Holders of our Common Shares have no pre-emptive rights under our articles of incorporation.

Dividend Rights

We may issue annual or interim dividends upon a resolution of our board of directors. Although we have previously paid certain dividends to shareholders, the payment of future annual dividends and interim dividends on our Common Shares, if any, will be approved by our board of directors during a business year, and will depend on, among other things, our results of operations, cash requirements and surplus, financial condition, contractual restrictions and other factors that our shareholders or our directors may deem relevant, including retaining future earnings, if any, for reinvestment in the development and expansion of our business.

Liquidation Rights

In accordance with the Companies Act, liquidations must be approved by shareholders holding at least a two-thirds majority of the shares present at a meeting where a quorum of one-third of the issued and outstanding shares with voting rights is present.

Transfer Agent (Shareholder Registry Administrator)

Under the Companies Act, a transfer of shares is perfected against the issuer and other third parties when the name and address of the transferee are recorded in the shareholder registry. In accordance with our articles of incorporation, our board of directors has appointed a shareholder registry administrator. The creation and keeping of the register of shareholders (and stock acquisition rights) of the Company and other administrative affairs relating to the register of shareholders (and stock acquisition rights) will be entrusted to the shareholder registry administrator, and such administrative affairs will not be handled by the Company unless it is deemed necessary by the Company. The current shareholder registry administrator for our Company is Computershare Limited.

Limitations on Liability

Our articles of incorporation permit us to exempt, by resolution of our board of directors, directors and corporate auditors from liabilities arising in connection with their failure to execute their duties in good faith or due to simple negligence (excluding gross negligence and willful misconduct), to the fullest extent permitted by the Companies Act. Should our board of directors exempt a corporate auditor or director from any such liabilities, our rights and those of our shareholders to file shareholders’ derivative suits on behalf of the Company to recover monetary damages from such director or corporate auditor for breach of their duties under the Companies Act will be eliminated or reduced. However, exculpation does not apply to any director or corporate auditor if they have breached their duties under the Companies Act intentionally (koi) or by gross negligence (ju-kashitsu). Furthermore, we may enter into agreements for the limitation of liabilities with our non-executive directors (as defined under the Companies Act, for which our independent directors are qualified), and corporate auditors. If we do so, we expect that these agreements will eliminate or reduce our rights and those of our shareholders as described above.

Election of our Directors and Corporate Auditors

With respect to the election of our directors and corporate auditors, each director or corporate auditor must be voted in by a majority of our shareholders entitled to vote at a shareholders’ meeting where shareholders holding one-third or more of the voting rights entitled to vote are present. Additionally, any resolution regarding the election of a director or corporate auditor cannot be adopted by cumulative voting.

Rights of Shareholders of our Common Shares

Under the Companies Act and our articles of incorporation, holders of our Common Shares have, among others, the following rights:

●	the right to receive dividends when the payment of annual/interim dividends has been approved at a shareholders’ meeting /board of directors’ meeting;

●	the right to vote at a shareholders’ meeting (cumulative voting for the election of directors/corporate auditors is not allowed under our articles of incorporation and the Companies Act);

●	the right to receive surplus in the event of a liquidation; and

●	the right to require us to purchase shares subject to certain requirements under the Companies Act when a shareholder opposes certain resolutions, including (i) the transfer of all or material part of our business, (ii) an amendment to our articles of incorporation to establish a restriction on share transfer, (iii) a share exchange or share transfer to establish a holding company, (iv) a company split, or (v) a merger, all of which must, as a general rule, be approved by a special resolution adopted at a shareholders’ meeting.

Under the Companies Act, a company is permitted to make a distribution of surplus to the extent that the aggregate book value of the assets to be distributed to shareholders does not exceed the distributable amount provided for under the Companies Act and the applicable ordinance of the Japanese Ministry of Justice as of the effective date of such distribution of surplus.

A shareholder is generally entitled to one vote per Common Shares at a shareholders’ meeting under our articles of incorporation. In general, under the Companies Act and our articles of incorporation, a shareholders’ meeting may adopt an ordinary resolution by a majority of the voting rights presented at the meeting. The Companies Act and our articles of incorporation require a quorum of not less than one-third of the total number of voting rights in connection with the election of directors and corporate auditors. Under the Companies Act, to avoid exercising improper control in a form of mutual shareholding, an institutional shareholder, 25% or more voting rights of which are directly or indirectly held by us, does not have voting rights at our shareholders’ meeting. We have no voting rights with respect to our own Common Shares that we hold. Shareholders may exercise their voting rights by appointing another shareholder with voting rights as their proxies.

With respect to a special resolution, while the Companies Act generally requires a quorum of the majority of the total number of voting rights and approval of two-thirds of the voting rights presented at the meeting in connection with any material corporate actions, it allows a company to reduce the quorum for such special resolutions pursuant to its articles of incorporation to one-third (or greater than one-third) of the total number of voting rights.

The Companies Act provides additional specific rights for shareholders owning a substantial number of voting rights.

A shareholder holding 90% or more of the total number of voting rights of all shareholders has the right to demand that all other shareholders sell their shares to such shareholder who holds 90% or more of the voting rights.

Shareholders holding 10% or more of the total number of voting rights of all shareholders, or 10% or more of the total number of our outstanding shares, have the right to apply to a court of competent jurisdiction for our dissolution.

Shareholders who have held 3% or more of the total number of voting rights of all shareholders for six months or more have the right to demand the convening of a shareholders’ meeting.

Shareholders who have held 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, for six months or more have certain rights under the Companies Act, which include the right to:

●	apply to a competent court for removal of a director or a corporate auditor where a fraudulent act or a significant event violating laws and regulations or the Company’s articles of incorporation exists with respect to performance of duties of such director or corporate auditor, and removal by shareholders at a meeting has been denied; and

●	apply to a competent court for removal of a liquidator.

Shareholders holding 3% or more of the total number of voting rights of all shareholders have the right to object to the exculpation of a director or a corporate auditor from certain liabilities.

Shareholders holding 3% or more of the total number of voting rights of all shareholders, or 3% or more of the total number of our outstanding shares, have certain rights under the Companies Act, which include the right to:

●	examine our accounting books and documents and make copies of them; and

●	apply to a competent court for the appointment of an inspector to inspect our operation and/or financial condition where an event casting doubt on a fraudulent act or a significant fact violating laws and regulations or the Company’s articles of incorporation exists with respect to operation of the Company.

Shareholders who have held 1% or more of the total number of voting rights of all shareholders for six months or more have the right to apply to a competent court for the appointment of an inspector to review the correctness of the convocation and voting procedures of a shareholders’ meeting.

Shareholders who have held 1% or more of the total number of voting rights of all shareholders, or 300 or more voting rights, for six months or more have the right to demand that certain matters be added to the agenda items at a shareholders’ meeting.

Shareholders who have held any number of shares for six months or more have the right to demand that we take certain actions under the Companies Act, which include the rights to demand:

●	the institution of an action to enforce the liabilities of our directors or corporate auditors;

●	the institution of an action to disgorge from a recipient the benefit of a proprietary nature given in relation to the exercise of the right of a shareholder; and

●	on our behalf, that a director ceases an illegal or ultra vires action.

There are no provisions under the Companies Act or our articles of incorporation which force shareholders to make additional contributions when requested by us.

Under the Companies Act, in order to change the rights of shareholders which are stipulated and defined in our articles of incorporation, we must amend our articles of incorporation. Amendments must, as a general rule, be approved by a special resolution of our shareholders.

Annual meetings and special meetings of shareholders are convened by our president based on a resolution of our board of directors. Under our articles of incorporation, shareholders of record as of March 31 of each year have the right to attend and vote at our annual shareholders’ meeting. We may, by prescribing a record date, determine the shareholders who are stated or recorded in the shareholder registry on the record date as the shareholders entitled to attend and take action at a special shareholders’ meeting, and in this case, we are required to make a public notice of the record date at least two weeks prior to the record date. A convocation notice will be sent to these shareholders at least two weeks prior to the date of the shareholders’ meeting.

Share Transfer under the Companies Act and our Articles of Incorporation

We are not listed on any stock exchange in Japan. Any transfer of shares of Japanese companies which are not listed in any stock exchange in Japan is subject to the requirements and procedures described in the Companies Act and its subordinate regulations.

Under the Companies Act, a share transfer will take effect if and when:

(i)	the transferor and the transferee agree to the transfer in any manner (including oral agreement);

(ii)	if the company is a company that issues share certificates, the transferor delivers the share certificate to the transferee; and

(iii)	if the company is a company that issues shares with restrictions on transfer, the transferor or transferee gets approval from the company for the transfer of such share.

Under the Companies Act, a transferee of shares of a Japanese company that does not issue share certificates may not assert its shareholders’ rights against the company and a bona fide third party who acquires the shares without knowledge of the prior transfer and without reckless disregard of the prior transfer until such transfer is duly recorded in the company’s register of shareholders.

Our Acquisition of our Common Shares

Under applicable laws of Japan, we may acquire our Common Shares:

●	from a specific shareholder (other than any of our subsidiaries), pursuant to a special resolution of a shareholders’ meeting; or

●	from any of our subsidiaries, pursuant to a resolution of our board of directors.

We may acquire our own shares through market transactions, etc., by a resolution of the board of directors pursuant to the provisions of Article 165, Paragraph 2 of the Companies Act.

In the case of any acquisition made by way of (i) above, any other shareholder may request within a certain period of time provided under the applicable ordinance of the Japanese Ministry of Justice before a shareholders’ meeting that we also purchase the shares held by the requesting shareholder, unless the purchase price or any other consideration to be delivered in exchange for the acquisition of Common Shares does not exceed the market price of our Common Shares calculated by the method prescribed in the applicable ordinance of the Japanese Ministry of Justice.

In general, an acquisition by us of our Common Shares must satisfy certain requirements, including that the total amount of the acquisition price may not exceed the distributable amount.

We may hold the Common Shares which we acquired pursuant to (i) and (ii) above, or we may cancel such shares by a resolution of our board of directors. We may also dispose of such shares pursuant to a resolution of our board of directors, subject to other requirements applicable to the issuance of shares under the Companies Act.

Restrictions on Holders of our Common Shares

There are no restrictions with respect to non-residents of Japan or foreign shareholders holding our Common Shares or on the exercise of voting rights. However, pursuant to a provision of our share handling regulations, a shareholder who does not have an address or residence in Japan is required to file with our shareholder registry administrator its address to receive notices in Japan or that of a standing proxy having any address or residence in Japan.

There are no provisions in our articles of incorporation that would have the effect of delaying, deferring or preventing a change in control that would operate only with respect to a merger, acquisition or corporate restructuring involving us.

There are no provisions in our articles of incorporation or other subordinated rules regarding an ownership threshold, above which shareholder ownership must be disclosed.

There are no provisions in our articles of incorporation governing changes in our Company’s capital that are more stringent than is required by law.